EXHIBIT 10.3

Homeowners Quota Share
Reinsurance Contract
Effective:  July 1, 2014

Federated National Insurance Company
Sunrise, Florida

Table of Contents

Article		Page
1	Classes of Business Reinsured	1
2	Commencement and Termination	1
3	Territory	3
4	Exclusions	3
5	Retention and Limit	5
6	Loss in Excess of Policy Limits/Extra-Contractual Obligations	7
7	Other Reinsurance	8
8	Claims and Loss Adjustment Expenses	8
9	Salvage and Subrogation	9
10	Original Conditions	9
11	Commission (BRMA 10A)	9
12	Reinsurer's Expense	9
13	Experience Account	10
14	Commutation	10
15	Reports and Remittances	11
16	Sanctions	11
17	Late Payments	11
18	Offset	13
19	Access to Records	13
20	Errors and Omissions (BRMA 14F)	13
21	Currency (BRMA 12A)	13
22	Taxes (BRMA 50B)	13
23	Federal Excise Tax (BRMA 17D)	14
24	Foreign Account Tax Compliance Act	14
25	Unauthorized Reinsurers	14
26	Special Funding	15
27	Insolvency	16
28	Arbitration	17
29	Confidentiality	17
30	Service of Suit (BRMA 49C)	19
31	Governing Law (BRMA 71B)	19
32	Severability (BRMA 72E)	19
33	Assignment and Assumption	19
34	Non-Waiver	19
35	Notices and Contract Execution	20
36	Intermediary	20

Homeowners Quota Share
Reinsurance Contract
Effective:  July 1, 2014

entered into by and among

Federated National Insurance Company
Sunrise, Florida
(hereinafter referred to collectively as the "Company")

and

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the "Reinsurer")

Article 1 - Classes of Business Reinsured

A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's Net Liability under policies, contracts, and binders of insurance or reinsurance (hereinafter called "Policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Homeowners Multiple Peril (Sections I and II) and Dwelling Fire business located in the State of Florida.

B.	"Net Liability" as used in this Contract shall mean the Company's gross liability (including Loss in Excess of Policy Limits, Extra Contractual Obligations, and Loss Adjustment Expenses) reinsured under this Contract remaining after cessions, if any, to other inuring reinsurance.

C.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

Article 2 - Commencement and Termination

A.	This Contract shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2014, with respect to losses arising out of Occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2016.

B.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at the beginning of any Contract Year has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at any time during any Contract Year has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the beginning of that Contract Year; or

3.	The Subscribing Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard & Poor's rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become, or has announced its intention to become, merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company's prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid; or

10.	The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Unauthorized Reinsurers Article.

C.
As promptly as possible after termination or expiration of this Contract, the Reinsurer shall return the ceded unearned premium (less any ceding commission thereon) on business in force at the effective time and date of termination or expiration, and whereby the Reinsurer shall have no liability for losses occurring subsequent to the effective time and date of termination or expiration of this Contract.

D.
Notwithstanding the provisions of paragraph C above, if the Company is prohibited or precluded by the appropriate regulatory authorities, or by law (in those states where applicable), from arranging mid-term cancellation or non-renewal of any Policies subject to this Contract beyond their natural expiry, the Reinsurer agrees to extend coverage under this Contract until such Policies may be terminated or non-renewed by the Company, but in no event beyond 33 months after the effective date of termination or expiration.

E.
"Contract Year" as used in this Contract shall mean the period from 12:01 a.m., Eastern Standard Time, July 1, 2014, to 12:01 a.m., Eastern Standard Time, July 1, 2015, and each respective 12-month period (or portion thereof) thereafter that this Contract continues in force.

Article 3 - Territory

The territorial limits of this Contract shall be identical with those of the Company's Policies, but is limited to risks located within the State of Florida.

Article 4 - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except business assumed by the Company from Citizens Property Insurance Corporation.

2.	Hail damage to growing or standing crops.

3.	Business rated, coded or classified as Flood insurance or which should have been rated, coded or classified as such.

4.	Business rated, coded or classified as Mortgage Impairment and Difference in Conditions insurance or which should have been rated, coded or classified as such.

5.	Title insurance and all forms of Financial Guarantee, Credit and Insolvency.

6.	Aviation, Ocean Marine, Boiler and Machinery, Fidelity and Surety, Accident and Health, Animal Mortality and Workers Compensation and Employers Liability.

7.	Errors and Omissions, Malpractice and any other type of Professional Liability insurance.

8.	Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25.0% of the Company's property loss under the applicable original policy.

9.	Loss or liability as excluded under the provisions of the "War Exclusion Clause" attached to and forming part of this Contract.

10.	Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance" attached to and forming part of this Contract.

11.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the FHCF or Citizens Property Insurance Corporation.

12.	Loss or liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

13.	Losses in the respect of overhead transmission and distribution lines other than those on or within 150 meters (or 500 feet) of the insured premises.

14.	Mold, unless resulting from a peril otherwise covered under the policy involved.

15.	Loss or liability as excluded under the provisions of the "Terrorism Exclusion" attached to and forming part of this Contract.

16.	All property loss, damage, destruction, erasure, corruption or alteration of Electronic Data from any cause whatsoever (including, but not limited to, Computer Virus) or loss of use, reduction in functionality, cost, expense or whatsoever nature resulting therefrom, unless resulting from a peril otherwise covered under the policy involved.

"Electronic Data" as used herein means facts, concepts and information converted to a form usable for communications, interpretation or processing by electronic and electromechanical data processing or electronically-controlled equipment and includes programs, software and other coded instructions for the processing and manipulation of data or the direction and manipulation of such equipment.

"Computer Virus" as used herein means a set of corrupting, harmful or otherwise unauthorized instructions or code, including a set of maliciously-introduced, unauthorized instructions or code, that propagate themselves through a computer system network of whatsoever nature.

However, in the event that a peril otherwise covered under the policy results from any of the matters described above, this Contract, subject to all other terms and conditions, will cover physical damage directly caused by such listed peril.

Article 5 - Retention and Limit

A.	As respects business subject to this Contract, the Company shall retain and be liable for 70.0% of its Net Liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 30.0% of the Company's Net Liability.

B.	Notwithstanding the provisions above, the liability (including Loss in Excess of Policy Limits, Extra-Contractual Obligations and/or Loss Adjustment Expenses) of the Reinsurer shall not exceed the following, as respects Homeowners Multiple Peril (Section I) and Dwelling Fire business:

1.	30.0% of $100,000,000 any one Occurrence;

2.	30.0% of $200,000,000 as respects all Occurrences during any one Contract Year;

3.	30.0% of $400,000,000 in all during the Term of this Contract.

C.	In no event shall the liability of the Reinsurer for loss and Loss Adjustment Expense exceed 115% of Premiums Earned.

The liability of the Reinsurer for loss and Loss Adjustment Expense shall be provisionally limited to $179,670,057, and shall be adjusted after the Premiums Earned for the Term of this Contract have been finally determined.

D.	"Premiums Earned" as used in this Contract shall mean 30.0% of the Company's unearned premium at the inception of this Contract (after deduction of the allowance for Catastrophe Excess of Loss Protection in accordance with the provisions of paragraph B of the Reinsurer's Expense Article), plus 30.0% of the Company's Net Written Premium during the Term of this Contract (after deduction of the allowance for Catastrophe Excess of Loss Protection in accordance with the provisions of paragraph B of the Reinsurer's Expense Article), less the 30% of the Company's unearned portion thereof as of the effective date of calculation (after deduction of the allowance for Catastrophe Excess of Loss Protection in accordance with the provisions of paragraph B of the Reinsurer's Expense Article), it being understood and agreed that the unearned reinsurance premium (less previously allowed ceding commission) as of the date of termination or expiration shall be returned by the Reinsurer to the Company.

E.	As respects Homeowners Multiple Peril (Section I) and Dwelling Fire business, "Occurrence" as used in this Contract shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "Occurrence" shall be further defined as follows:

1.
As regards windstorm, hail, tornado, hurricane and cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 120 consecutive hours arising out of and directly occasioned by the same event.  However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.
As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event.  The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3.
As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph A) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "Occurrence."

4.
As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "Occurrence."

5.
As regards conflagration, brush fires and any other fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), all individual losses sustained by the Company which occur during any period of 168 consecutive hours within a 150-mile radius of any fixed point selected by the Company may be included in the Company's "Occurrence."

Except for those "Occurrences" referred to in subparagraph 2 of paragraph E above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "Occurrence" referred to in subparagraph 1 of paragraph E above where only one such period of 120 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

However, as respects those "Occurrences" referred to in subparagraph 2 of paragraph E above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "Occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by a 120 or 72 hours clause may be included in any "Occurrence" claimed under a 168 hours provision.

F.	As respects Homeowners Multiple Peril (Section II), "Occurrence" as used in this Contract shall mean an accident or loss or a series of accidents or losses arising out of or caused by one event.

G.	The Company shall be the sole judge of what constitutes one "risk."

H.	"Term of this Contract" as used in this Contract shall mean the period from 12:01 a.m., Eastern Standard Time, July 1, 2014, to 12:01 a.m., Eastern Standard Time, July 1, 2016. If, however, this Contract is terminated, the "Term of this Contract" as used in this Contract shall mean the period from 12:01 a.m., Eastern Standard Time, July 1, 2014, to the effective time and date of the termination.

Article 6 - Loss in Excess of Policy Limits/Extra-Contractual Obligations

A.	In the event that the Company pays or is held liable to pay an amount of Loss in Excess of its Policy Limit, but otherwise within the terms of its Policy (hereinafter called "Loss in Excess of Policy Limits") or any punitive, exemplary, compensatory, or consequential damages or other amounts, including payments pursuant to applicable statutes, other than Loss in Excess of Policy Limits (hereinafter called "Extra-Contractual Obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a Policy subject to this Contract, 100% of the Loss in Excess of Policy Limits and/or 100% of the Extra-Contractual Obligations shall be added to the Company's loss, if any, under the Policy involved, and the sum thereof shall be subject to the provisions of the Retention and Limit Article.

B.	An Extra-Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra-Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any Executive Officer or member of the Board of Directors of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, or settlement of any claim covered hereunder (as determined by the final decision by a court of competent jurisdiction). "Executive Officer" as used herein shall mean any senior executive who performs a policy-making function.

D.	Recoveries from any form of insurance or reinsurance that protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.	Savings Clause (applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article 7 - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article 8 - Claims and Loss Adjustment Expenses

A.	Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, provided that it shall cooperate fully with the Company, in the defense of any claim or suit or proceeding involving this reinsurance.

B.	All loss settlements made by the Company, whether under strict Policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is agreed, however, that if the Reinsurer's share of any loss is equal to or greater than $100,000, the Reinsurer will pay its share of such loss as promptly as possible after receipt of reasonable evidence of the amount paid by the Company. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurer under this Contract, provided that the Company informs the Reinsurer of such omission promptly upon discovery.

C.	In the event of a claim under a Policy subject hereto, the Reinsurer shall be liable for its proportionate share of Loss Adjustment Expenses (as defined herein) incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

D.	"Loss Adjustment Expenses" as used in this Contract shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expenses shall include, but not be limited to, interest on judgments, expenses of outside adjusters, other extraordinary communication expenses incurred as a result of a covered Occurrence, costs of supersedeas and appeal bonds, monitoring counsel expenses, expenses and a pro rata share of salaries of the Company's field employees, and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expenses shall not include normal office expenses or salaries of the Company's officers.

Article 9 - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officers and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.  The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company's opinion, it is economically reasonable to do so.

Article 10 - Original Conditions

A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

C.	It is the intent of the parties that the Reinsurer shall follow the fortunes of the Company, provided that the loss(es) within the applicable time period are within the terms, conditions and limits of the original Policies.

D.	However, in no event shall anything contained in this Article be construed in any way to provide coverage outside the terms, conditions and limitations set forth in this Contract.

Article 11 - Commission (BRMA 10A)

A.	The Reinsurer shall allow the Company a 33.84% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except Loss Adjustment Expenses.

Article 12 - Reinsurer's Expense

A.	"Reinsurer's Expense" as used in this Contract shall mean an amount equal to 9.14% of the net unearned premium at inception, plus an amount equal to 9.14% of Net Written Premium for the Term of this Contract. The Reinsurer's Expense shall be deducted from, not in addition to, the ceded premium.

B.	"Net Written Premium" as used in this Contract shall mean Company's gross written premium for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums, if any, ceded by the Company for reinsurance which inures to the benefit of this Contract and less an allowance for premium ceded by the Company for Catastrophe Excess of Loss Protection, which allowance shall be equal to 26.13% of the total gross written premium for the classes of business reinsured hereunder, less cancellations and return premiums, for the Term of this Contract.

C.	"Catastrophe Excess of Loss Protection" as used herein includes any catastrophe excess of loss reinsurance and/or protection purchased by the Company.

Article 13 - Experience Account

A.	The Reinsurer shall maintain a notional experience account from the effective date of this Contract until the full and final release of each party's known or unknown obligations and liabilities under this Contract.

B.	The experience account is defined on a cumulative basis as:

1.
Ceded net unearned premium applicable to subject business in force at the effective date of this Contract plus ceded Net Written Premium (and less net unearned premium applicable to subject business in force at the termination or expiration date of this Contract); less

2.	Ceding commission thereon; less

3.	Reinsurer's Expense on (1) above; less

4.	Paid losses and paid Loss Adjustment Expenses.

Article 14 - Commutation

A.	The Company has the unilateral right to commute this entire Contract at any time after June 30, 2016, provided that the balance of the Experience Account on the proposed date of commutation is positive.

B.	Commutation of this Contract represents a full and final release of each party's known or unknown obligations and liabilities under this Contract. The Company shall receive 100% of the positive balance of the Experience Account, if any, upon commutation.

C.	If the balance of the Experience Account is negative, this Contract may be commuted upon the mutual agreement of the Company and the Reinsurer and for an amount to be mutually agreed.

Article 15 - Reports and Remittances

A.	Within 30 days after the effective date of this Contract, the Company shall remit the Reinsurer's share of the unearned premium (less commission thereon) applicable to subject business in force at the effective date of this Contract.

B.	Within 30 days after the end of each month, the Company shall report to the Reinsurer:

1.	Ceded Net Written Premium for the month;

2.	Commission thereon;

3.	Ceded losses and Loss Adjustment Expenses paid during the month (net of any recoveries during the month under the "cash call" provisions of the Claims and Loss Adjustment Expenses Article).

The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report.  Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

C.	Within 60 days after the end of each calendar quarter, the Company shall report to the Reinsurer the ceded unearned premiums and ceded outstanding loss reserves as of the end of the calendar quarter.

D.	The Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

Article 16 - Sanctions

Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

Article 17 - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.
Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer.  If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

2.
As respects a "cash call" made in accordance with the penultimate sentence of paragraph B of the Claims and Loss Adjustment Expenses Article, payment shall be deemed due thirty days after the proof of loss or demand for payment is transmitted to the Reinsurer.  If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date on which the proof of loss or demand for payment was transmitted to the Reinsurer.

3.
As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract.  In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest charges arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 18 - Offset

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company.  The provisions of this Article shall not be affected by the insolvency of either party.

Article 19 - Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance, provided the Reinsurer gives the Company at least 15 days prior notice of request for such access.  However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company.  "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

Article 20 - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 21 - Currency (BRMA 12A)

A.	Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 22 - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 23 - Federal Excise Tax (BRMA 17D)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 24 - Foreign Account Tax Compliance Act

A.	To the extent the Reinsurer is subject to the deduction and withholding of premium payable hereon as set forth in the Foreign Account Tax Compliance Act (Sections 1471-1474 of the Internal Revenue Code), the Reinsurer shall pay and allow such deduction and withholding from the premium payable under this Contract.

B.	In the event of any return of premium becoming due hereunder, the Reinsurer will not deduct any percentage from the return premium payable hereon. To the extent the Company or its agent recovers such premium deductions and withholdings on the return premium from the United States Government, the Company or its agent will reimburse the Reinsurer for such amounts.

Article 25 - Unauthorized Reinsurers

A.	If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's United States ceded unearned premium and outstanding loss and Loss Adjustment Expenses reserves (including incurred but not reported loss reserves) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Trust accounts for the benefit of the Company; and/or

3.	Cash advances;

if, without such funding, a penalty or other negative consequence, including without limitation loss of credit for such reinsurance, either as an admitted asset or as a deduction from liability on account of reinsurance ceded, would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.  The Reinsurer, at its option, may fund in other than cash if its method and form of funding are acceptable to the Company and the insurance regulatory authorities involved.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than thirty days prior to such expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of Policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer's share of losses and/or Loss Adjustment Expenses paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and Loss Adjustment Expenses reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if such letter of credit has not been renewed or replaced by the Reinsurer ten days or more prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and Loss Adjustment Expenses reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

In the event that the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article 26 - Special Funding

(This Article does not apply to any Subscribing Reinsurer (i) with a rating of A+ or higher at the time of inception from A.M. Best Company or Standard & Poor's, (ii) that is an Underwriter at Lloyd's of London, or (iii) that is unauthorized in any state of the United States of America or the District of Columbia or any province or jurisdiction of Canada.)

A.	If, during the Term of this Contract or thereafter, as respects any outstanding liabilities hereunder, the Subscribing Reinsurer experiences any of the events or circumstances set forth in paragraph B of the Commencement and Termination Article, the Subscribing Reinsurer shall fund known outstanding losses and Loss Adjustment Expenses (including incurred but not reported loss reserves) related thereto and uncollected paid losses and Loss Adjustment Expenses (including incurred but not reported loss reserves) within fifteen business days from the date of written demand by the Company to so fund.

B.	The Subscribing Reinsurer shall have the option of determining the method of funding referred to in paragraph A above, provided it is acceptable to the Company and the insurance regulatory agency involved. If the Subscribing Reinsurer elects to fund the aforesaid loss by a letter of credit, the procedures set forth in the Unauthorized Reinsurers Article as respects letters of credit shall apply.

C.	If, during the Term of this Contract or thereafter, the Subscribing Reinsurer subsequently remedies the applicable trigger(s) described in subparagraphs 1 and 2 of paragraph A above which brought rise to the funding, the Company agrees to release those funds within thirty days of the Company receiving proof of said remedy.

Article 27 - Insolvency

A.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more Subscribing Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.	It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article 28 - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article 29 - Confidentiality

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, including all information obtained through any audits and any claims information between the Company and the Reinsurer, and any submission or other materials relating to any renewal (hereinafter referred to as "Confidential Information") are proprietary and confidential to the Company.

B.	Except as provided for in paragraph C below, the Reinsurer shall not disclose any Confidential Information to any third parties, including but not limited to the Reinsurer's subsidiaries and affiliates, other insurance companies and their subsidiaries and affiliates, underwriting agencies, research organizations, any unaffiliated entity engaged in modeling insurance or reinsurance data, and statistical rating organizations.

C.	Confidential Information may be used by the Reinsurer only in connection with the performance of its obligations or enforcement of its rights under this Contract and will only be disclosed when required by (1) retrocessionaires subject to the business ceded to this Contract, (2) regulators performing an audit of the Reinsurer's records and/or financial condition, or (3) external auditors performing an audit of the Reinsurer's records in the normal course of business; provided that the Reinsurer advises such parties of the confidential nature of the Confidential Information and their obligation to maintain its confidentiality. The Reinsurer shall be responsible for any breach of this provision by any third-party representatives of the Reinsurer. The Company requires that any third-party representatives of the Reinsurer agree, in writing, to be bound by this Confidentiality Article or by a separate written confidentiality agreement, containing terms no less stringent than those set forth in this Article.

D.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

E.	Any disclosure of Non-Public Personally Identifiable Information shall comply with all state and federal statutes and regulations governing the disclosure of Non-Public Personally Identifiable Information. "Non-Public Personally Identifiable Information" shall be defined as this term or a similar term is defined in any applicable state, provincial, territory, or federal law. Disclosing or using this information for any purpose not authorized by applicable law is expressly forbidden without the prior consent of the Company.

F.	The parties agree that any information subject to privilege, including the attorney-client privilege or attorney work product doctrine (collectively "Privilege") shall not be disclosed to the Reinsurer until, in the Company's opinion, such Privilege is deemed to be waived or otherwise compromised by virtue of its disclosure pursuant to this Contract. Furthermore, the Reinsurer shall not assert that any Privilege otherwise applicable to the Confidential Information has been waived or otherwise compromised by virtue of its disclosure pursuant to this Contract.

G.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.’

Article 30 - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 31 - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article 32 - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 33 - Assignment and Assumption

The obligations and duties of the Reinsurer under this Contract shall not be assigned to or assumed by another reinsurer or other entity without the prior written consent of the Company.

Article 34 - Non-Waiver

The failure of the Company or Reinsurer to insist on compliance with this Contract or to exercise any right, remedy or option hereunder shall not:  (1) constitute a waiver of any rights contained in this Contract, (2) prevent the Company or Reinsurer from thereafter demanding full and complete compliance, (3) prevent the Company or Reinsurer from exercising such remedy in the future, nor (4) affect the validity of this Contract or any part thereof.

Article 35 - Notices and Contract Execution

A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 36 - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder.  All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary.  Payments by the Company to the Intermediary will be deemed payment to the Reinsurer.  Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This	day of	in the year	.

Federated National Insurance Company

War Exclusion Clause

As regards interests which at time of loss or damage are on shore, no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)
(Approved by Lloyd's Underwriters' Fire and Non-Marine Association)

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to
(injury, sickness, disease, death or destruction
(bodily injury or property damage
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.
II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.
III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or
(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:
I.	Under any Liability Coverage to
(injury, sickness, disease, death or destruction
(bodily injury or property damage
(a)
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)
resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to
(immediate medical or surgical relief
(first aid,
to expenses incurred with respect to
(bodily injury, sickness, disease or death
(bodily injury
resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage to
(injury, sickness, disease, death or destruction
(bodily injury or property damage
resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
(c)	the
(injury, sickness, disease, death or destruction
(bodily injury or property damage
arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to
(injury to or destruction of property at such nuclear facility
(property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:
"hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or byproduct material; "source material", "special nuclear material", and "byproduct material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; "nuclear facility" means
(a)	any nuclear reactor,
(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,
(c)
any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)
any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word "injury" or "destruction,"
("property damage" includes all forms of radioactive contamination of property,
(includes all forms of radioactive contamination of property.
V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or
(ii)
statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association or the Independent Insurance Conference of Canada.

*NOTE.	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

Terrorism Exclusion
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this Contract or any amendment thereto, it is agreed that this Contract excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1.	Involves violence against one or more persons, or

2.	Involves damage to property; or

3.	Endangers life other than the person committing the action; or

4.	Creates a risk to health or safety of the public or a section of the public; or

5.	Is designed to interfere with or disrupt an electronic system.

This Contract also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this Contract, in respect only of personal lines, this Contract will pay actual loss or damage (but not related cost and expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from or arising out of or in connection with radiological, biological, chemical, or nuclear pollution or contamination.

Interests and Liabilities Agreement

attached to and forming part of the

Homeowners Quota Share
Reinsurance Contract
Effective:  July 1, 2014

entered into by and between

Federated National Insurance Company
Sunrise, Florida

and

Everest Reinsurance Company
A Delaware Corporation
(hereinafter referred to as the "Subscribing Reinsurer")

The Subscribing Reinsurer hereby accepts an 85.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2014, and shall continue in force until 12:01 a.m., Eastern Standard Time, July 1, 2016, unless earlier terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

This	day of	in the year	.

Everest Reinsurance Company

Interests and Liabilities Agreement

attached to and forming part of the

Homeowners Quota Share
Reinsurance Contract
Effective:  July 1, 2014

entered into by and between

Federated National Insurance Company
Sunrise, Florida

and

Tokio Millennium Re AG (Bermuda Branch)
Zurich, Switzerland
(hereinafter referred to as the "Subscribing Reinsurer")

The Subscribing Reinsurer hereby accepts a 15.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, July 1, 2014, and shall continue in force until 12:01 a.m., Eastern Standard Time, July 1, 2016, unless earlier terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

This	day of	in the year	.

Tokio Millennium Re AG (Bermuda Branch)